Exhibit 99.1

Verso Corporation Files Preliminary Proxy Statement in Connection with BillerudKorsnäs Merger Agreement

MIAMISBURG, Ohio – January 21, 2022 -- Verso Corporation (NYSE: VRS) ("Verso") today announced the filing of a preliminary proxy statement for a special meeting of stockholders, at which Verso stockholders will consider and vote upon various items related to the proposed and previously announced transaction with BillerudKorsnäs AB (“BillerudKorsnäs”). If approved, all Verso stockholders will receive $27.00 per share in cash upon closing of the transaction, representing immediate and certain value at a significant premium.

The preliminary proxy statement provides detailed disclosure regarding, among other things, the robust process overseen by the Special Committee, the Special Committee’s consideration of indications of value, the fairness opinion received from Rothschild & Co., its financial advisor, regarding the merger consideration and the analysis underlying that opinion, the Special Committee’s efforts to seek the best price reasonably available for stockholders, and the Board and the Special Committee’s rationale for accepting BillerudKorsnäs’ offer as being in the best interests of stockholders.

As outlined in the preliminary proxy statement and as previously announced, Verso formed a Special Committee of the Board to review an unsolicited proposal from a stockholder in July 2021 and alternatives thereto. In addition to, and prompted by, the initial proposal from the stockholder, Verso received an indication of interest from BillerudKorsnäs, which, following careful negotiations and discussions led by the Special Committee and its advisors, ultimately resulted in a final offer of $27.00 per share in cash. The consideration corresponds to a premium of approximately 57% compared to the unaffected closing price of Verso's shares on July 9, 2021, the day prior to the submission of an unsolicited, non-binding proposal to acquire Verso for $20.00 per share in cash, and a 35% premium over that unsolicited proposal.

The Board and the Special Committee determined that this offer was clearly superior to any alternative transaction or the risk-adjusted value that could reasonably be achieved through continued execution of Verso’s standalone plan and is confident that the proposed transaction provides the best alternative for all stockholders.

The Board encourages Verso stockholders to read the preliminary proxy statement which outlines the compelling rationale for consummating this transaction. When available, Verso will file its definitive proxy statement with the SEC, and will mail its definitive proxy statement and a proxy card to Verso's stockholders entitled to vote at a special meeting relating to the proposed merger, seeking their approval of the respective merger-related proposals.

About Verso Corporation
Verso Corporation is a leading American owned and operated producer of graphic, specialty and packaging paper and market pulp, with a long-standing reputation for quality and reliability. Verso's graphic paper products are designed primarily for commercial printing, advertising and marketing applications, including direct mail, catalogs, corporate collateral, books and magazines. Verso's specialty paper products include release liner papers and label face stock for pressure sensitive, glue-applied and laminate applications. Verso produces packaging paper used in higher-end packaging and printing applications such as greeting cards, book covers, folders, labels and point-of-purchase displays. Verso also makes market pulp used in printing, writing, specialty and packaging papers, facial and toilet tissue, and paper towels. For more information, visit us online at versoco.com.

Forward Looking Statements
This release contains "forward-looking statements" regarding Verso, BillerudKorsnäs or their respective management's future expectations, beliefs, intentions, goals, strategies, plans and prospects, which, in the case of Verso, are made in reliance on the "safe harbor" provisions within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks, known and unknown, uncertainties, assumptions and other factors that may cause actual results, performance or achievements to differ materially from future results expressed or implied by such forward-looking statements including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of Verso or BillerudKorsnäs to terminate the merger agreement; the ability to obtain regulatory approvals and/or meet other closing conditions to the proposed merger on a timely basis or at all; the ability to obtain approval by Verso stockholders; difficulties and delays in integrating Verso's and BillerudKorsnäs' businesses; risks that the proposed merger disrupts Verso or BillerudKorsnäs current plans and operations; failing to realize anticipated synergies, cost savings and other anticipated benefits of the proposed merger when expected or at all; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; the risk that unexpected costs will be incurred; uncertainties as to BillerudKorsnäs' ability to obtain financing in order to consummate the merger; the ability of Verso or BillerudKorsnäs to retain and hire key personnel; the diversion of management's attention from ongoing business operations; uncertainty as to the price of Verso common stock; the outcome of any legal proceedings that may be instituted against Verso, BillerudKorsnäs or their respective directors and officers; changes in global, political, economic, business, competitive, market and regulatory forces; changes in laws and regulations or the interpretation or enforcement thereof; changes in rates and policies; future business acquisitions or disposals; competitive developments; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond Verso's and BillerudKorsnäs' control. These and other risks, uncertainties, assumptions and other factors may be amplified or made more uncertain by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Verso's and BillerudKorsnäs' businesses, operations and financial results, including (without limitation) the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions taken to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Forward-looking statements generally relate to future events or Verso's and BillerudKorsnäs' future financial or operating performance and include, without limitation, statements relating to the proposed merger and the potential impact of the COVID-19 outbreak on Verso's and BillerudKorsnäs' businesses and operations. In some cases, you can identify forward-looking statements because they contain words such as "anticipates," "believes," "contemplates," "could," "seeks," "estimates," "intends," "targets", "expects", "allows", "enables", "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms.

While forward-looking statements are Verso's and BillerudKorsnäs' current predictions at the time they are made, you should not rely upon them. Forward-looking statements represent Verso's and BillerudKorsnäs' management's beliefs and assumptions only as of the date of this release, unless otherwise indicated, and there is no implication that the information contained in this release is made subsequent to such date. For additional information concerning factors that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, please refer to the cautionary statements and risk factors included in Verso's filings with the SEC, including the preliminary proxy statement filed with the SEC on January 20, 2022, Verso's Annual Report on Form 10-K filed with the SEC on March 1, 2021, Verso's Quarterly Reports on Form 10-Q and any further disclosures Verso makes in Current Reports on Form 8-K. Verso's SEC filings are available electronically on Verso's investor website at https://investor.versoco.com/ or the SEC's website at www.sec.gov.

For additional information concerning factors that could cause future results to differ from those expressed or implied in the forward-looking statements, please refer to BillerudKorsnäs' non-exhaustive list of key risks and cautionary statements included in BillerudKorsnäs' Annual Report, which is available electronically on www.billerudkorsnas.com/investors. Except as required by law, Verso and BillerudKorsnäs assume no obligation to update these forward-looking statements or this release, or to update, supplement or correct the information set forth in this release or the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. All subsequent written and oral forward-looking statements attributable to Verso or BillerudKorsnäs or any person acting on behalf of either party are expressly qualified in their entirety by the cautionary statements referenced above.

All subsequent written and oral forward-looking statements attributable to Verso, BillerudKorsnäs or any person acting on behalf of either party are expressly qualified in their entirety by the cautionary statements referenced above.

Additional Information and Where to Find It
In connection with the proposed merger, on January 20, 2022, Verso filed with the SEC a preliminary proxy statement, and will file with the SEC and furnish to its stockholders a definitive proxy statement on Schedule 14A and accompanying WHITE proxy card, as well as other relevant documents regarding the proposed merger. Promptly after filing its definitive proxy statement with the SEC, Verso will mail its definitive proxy statement and a proxy card to Verso's stockholders entitled to vote at a special meeting relating to the proposed merger, seeking their approval of the respective merger-related proposals. The preliminary proxy statement and the definitive proxy statement (when it becomes available) will contain important information about the proposed merger and related matters. STOCKHOLDERS AND SECURITY HOLDERS OF VERSO ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT VERSO WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VERSO, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT THAT HOLDERS OF VERSO'S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING VOTING. This release is not a substitute for the preliminary proxy statement and the definitive proxy statement (when it becomes available) or for any other document that Verso may file with the SEC and send to its stockholders in connection with the proposed merger. The proposed merger will be submitted to Verso's stockholders for their consideration.

Investors and security holders may obtain copies of these documents and any other documents filed with or furnished to the SEC by Verso free of charge through the website maintained by the SEC at www.sec.gov, or on Verso's investor website, https://investor.versoco.com/.

Participants in the Solicitation

Verso and its respective directors and certain of its respective executive officers and employees will be deemed to be participants in the solicitation of proxies in respect of the proposed merger under the rules of the SEC. Information about Verso's directors and executive officers is available in Verso's preliminary proxy statement filed by Verso with the SEC on January 20, 2022, and will be set forth in the definitive proxy statement with respect to the proposed merger (when filed by the Company with the SEC).These documents are available free of charge from the sources indicated above, and from Verso by going to its investor relations page on its corporate website at https://investor.versoco.com/. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary proxy statement and the definitive proxy statement (when it becomes available) and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the preliminary proxy statement and the definitive proxy statement carefully (when it becomes available) before making any voting or investment decisions. You may obtain free copies of these documents from Verso using the sources indicated above.

Investor Contact
investor.relations@versoco.com
937-528-3220

Media Contacts
Shawn Hall, Director, Communications
shawn.hall@versoco.com
937-528-3700

Bryan Locke/Jenny Gore
Sard Verbinnen & Co
Verso-SVC@sardverb.com